Press Release November 4, 2026
Royalty Pharma reports third quarter 2026 results

Portfolio Receipts growth of 9% to $890 million; Royalty Receipts growth of 9%
Net cash provided by operating activities of $686 million
Raised full year 2026 guidance: Portfolio Receipts expected to be $3,500 million to $3,550 million
NEW YORK, NY, November 4, 2026 — Royalty Pharma plc (Nasdaq: RPRX) today reported financial results for the third quarter of 2026 and raised full year 2026 guidance for Portfolio Receipts.

“Royalty Pharma delivered excellent third quarter 2026 results and we again raised our financial guidance,” said Pablo Legorreta, Royalty Pharma’s Chief Executive Officer and Chairman of the Board. “We delivered 9% growth in Royalty Receipts for the quarter and double-digit growth year-to-date. We continued to strengthen our portfolio by adding royalties on three innovative therapies in the third quarter. We have also seen tremendous clinical and regulatory progress across our portfolio, including FDA approvals of Revolution Medicines’ Rasonque and Teva’s Weltruza and positive Phase 3 results for Amgen’s Imdelltra. Lastly, we remain excited by the potential for R&D co-funding with global biopharma - where we have announced $1 billion of transactions so far this year - which represents an important new opportunity for our business. Looking ahead, with a robust deal pipeline and strong fundamental tailwinds supporting our business, we remain well positioned as a premier capital allocator in life sciences to deliver consistent, compounding growth.”

Strong growth in Royalty Receipts in the third quarter of 2026
•Royalty Receipts grew 9% to $883 million, driven by Tremfya, Voranigo, Evrysdi and Imdelltra.
•Portfolio Receipts increased by 9% to $890 million, reflecting higher milestones and other contractual receipts.
Continued healthy transaction activity
•Acquired a royalty on Arcutis Biotherapeutics’ Zoryve for $100 million and on Takeda’s Mimrylo for $100 million.
•Announced value of transactions of $1.9 billion and Capital Deployment of $1.6 billion as of November 3, 2026.
Positive regulatory and clinical updates across royalty portfolio
•FDA approvals for Revolution Medicines’ Rasonque (daraxonrasib) for metastatic pancreatic cancer, Teva’s Weltruza (olanzapine LAI) for schizophrenia and Jazz and BeOne’s Ziihera for HER2+ metastatic gastric cancer.
•Positive Phase 3 results for Amgen’s Imdelltra as a first-line maintenance therapy for small cell lung cancer and Pharvaris’ deucrictibant XR for prophylaxis of hereditary angioedema attacks.
Raising financial guidance for full year 2026 (excludes contribution from future transactions)
•Royalty Pharma now expects 2026 Portfolio Receipts to be between $3,500 million and $3,550 million (previously $3,400 million to $3,500 million), representing expected Royalty Receipts growth of 10% to 11%.

Financial & Liquidity Summary

	Three Months Ended September 30,
($ and shares in millions; unaudited)	2026	2025	Change
Portfolio Receipts	890	814	9%
Net cash provided by operating activities	686	703	(2)%
Adjusted EBITDA (non-GAAP)*	840	779	8%
Portfolio Cash Flow (non-GAAP)*	673	657	2%
Weighted average Class A ordinary shares outstanding - diluted	557	560	(0)%
*See “Liquidity and Capital Resources” section. Adjusted EBITDA and Portfolio Cash Flow are non-GAAP liquidity measures calculated in accordance with the credit agreement.

Royalty Pharma Press Release | November 4, 2026	1

2026 Financial Outlook
Royalty Pharma has provided guidance for full year 2026, excluding new transactions and borrowings announced after the date of this release, as follows:

	Provided November 4, 2026	Previous
Portfolio Receipts	$3,500 million to $3,550 million	$3,400 million to $3,500 million
Payments for operating and professional costs	5.5% to 6.0% of Portfolio Receipts	5.5% to 6.5% of Portfolio Receipts
Interest paid	$350 million to $360 million	$350 million to $360 million
Portfolio Receipts is defined as the sum of Royalty Receipts and Milestones and other contractual receipts. The above Portfolio Receipts guidance provided on November 4, 2026 includes expected Royalty Receipts growth of 10% to 11% in 2026.
Royalty Pharma’s full year 2026 guidance reflects an estimated foreign exchange impact of approximately +1% to Portfolio Receipts, assuming current foreign exchange rates prevail for the rest of 2026.
Payments for operating and professional costs in 2026 are expected to decrease as a percentage of Portfolio Receipts, compared to 8.9% in 2025, primarily due to extinguishment of the management fee following the completion of the internalization transaction on May 16, 2025.
Total interest paid is based on the semi-annual interest payment schedule of Royalty Pharma’s existing notes and the quarterly interest payment schedules for the term loan assumed as part of the internalization transaction and borrowings under our revolving credit facility. In 2026, Royalty Pharma anticipates interest paid to be approximately $350 million to $360 million. Interest paid is anticipated to be a de minimis amount in the fourth quarter of 2026. These projections assume no additional debt financing in 2026. In the third quarter of 2026, Royalty Pharma collected interest of $6 million on its cash and cash equivalents, which partially offset interest paid.
Royalty Pharma today provides this guidance based on its most up-to-date view of its prospects. This guidance assumes no major unforeseen adverse events or changes in foreign exchange rates and excludes the contributions from transactions announced subsequent to the date of this press release.

Royalty Pharma Press Release | November 4, 2026	2

Portfolio Receipts Highlights

			Three Months Ended September 30,
($ in millions; unaudited)			2026	2025	Change
Products:	Marketers:	Therapeutic Area:
Cystic fibrosis franchise	Vertex	Rare disease	225	222	1%
Trelegy	GSK	Respiratory	89	96	(6)%
Tremfya	Johnson & Johnson	Immunology	80	49	61%
Evrysdi	Roche	Rare disease	71	52	38%
Tysabri	Biogen	Neuroscience	67	68	(1)%
Voranigo	Servier	Oncology	55	33	65%
Xtandi	Pfizer, Astellas	Oncology	51	50	3%
Imbruvica	AbbVie, Johnson & Johnson	Oncology	31	41	(24)%
Cabometyx/Cometriq	Exelixis, Ipsen, Takeda	Oncology	24	21	13%
Imdelltra	Amgen	Oncology	19	—	n/a
Trodelvy	Gilead	Oncology	16	12	30%
Spinraza	Biogen	Rare disease	14	14	0%
Amvuttra	Alnylam	Rare disease	10	—	n/a
Promacta	Novartis	Hematology	9	38	(75)%
Other products(5)			121	114	6%
Royalty Receipts			883	811	9%
Milestones and other contractual receipts			7	3	138%
Portfolio Receipts			890	814	9%
Amounts shown in the table may not add due to rounding.
Royalty Receipts was $883 million in the third quarter of 2026, an increase of 9% compared to $811 million in the third quarter of 2025. The increase was primarily driven by Tremfya, Voranigo, Evrysdi and Imdelltra, partially offset by declines from Promacta due to U.S. generic competition and from Imbruvica. Royalty Receipts from Evrysdi included the benefit of the additional royalties acquired in December 2025.
Portfolio Receipts was $890 million in the third quarter of 2026, an increase of 9% compared to $814 million in the third quarter of 2025, primarily driven by the same Royalty Receipts increases noted above, in addition to higher Milestones and other contractual receipts.

Royalty Pharma Press Release | November 4, 2026	3

Liquidity and Capital Resources
Royalty Pharma’s liquidity and capital resources are summarized below:
As of September 30, 2026, Royalty Pharma had cash and cash equivalents of $514 million and total debt with principal value of $8.8 billion. The reduction in total debt from $9.2 billion as of June 30, 2026 reflects payment of the $380 million term loan in July 2026.
In the third quarter of 2026, Royalty Pharma paid a quarterly dividend of $0.235 per share, equating to $135 million in dividends and distributions.
Royalty Pharma repurchased approximately 1.5 million Class A ordinary shares for $87 million in the third quarter and 3.5 million Class A ordinary shares for $183 million during the first nine months of 2026. The weighted-average number of diluted Class A ordinary shares outstanding for the third quarter of 2026 was 557 million as compared to 560 million for the third quarter of 2025.
Liquidity Summary

	Three Months Ended September 30,
($ in millions; unaudited)	2026	2025
Portfolio Receipts	890	814
Payments for operating and professional costs	(50)	(34)
Adjusted EBITDA (non-GAAP)	840	779
Interest paid, net	(167)	(123)
Portfolio Cash Flow (non-GAAP)	673	657
Amounts may not add due to rounding.
•Adjusted EBITDA (non-GAAP) was $840 million in the third quarter of 2026. Payments for operating and professional costs were 5.6% of Portfolio Receipts. Adjusted EBITDA is calculated as Portfolio Receipts minus payments for operating and professional costs.
•Portfolio Cash Flow (non-GAAP) was $673 million in the third quarter of 2026. Portfolio Cash Flow is calculated as Adjusted EBITDA minus interest paid or received, net. This measure reflects the cash generated by Royalty Pharma’s business that can be redeployed into value-enhancing royalty acquisitions, used to repay debt, returned to shareholders through dividends or share purchases, or utilized for other discretionary investments.
Refer to Table 4 for Royalty Pharma’s reconciliation of each non-GAAP measure to the most directly comparable GAAP financial measure, net cash provided by operating activities.
Capital Deployment reflects cash payments during the period for new and previously announced transactions. Capital Deployment was $362 million in the third quarter of 2026, consisting primarily of R&D funding for JNJ‑4804 and upfront payments for cliramitug, Zoryve and Mimrylo (see 'Royalty Transactions'). Capital Deployment was $1.2 billion for the nine months ended September 30, 2026, with the announced value of transactions of $1.9 billion.
The table below details Capital Deployment by category:
Capital Deployment

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions; unaudited)	2026	2025	2026	2025
Purchases of available for sale debt securities	—	—	—	(75)
Acquisitions of financial royalty assets	(279)	(962)	(982)	(964)
Development-stage funding payments	(70)	(51)	(193)	(402)
Milestone payments	(13)	—	(63)	(269)
Contributions from legacy non-controlling interests - R&D	—	(0)	—	0
Capital Deployment	(362)	(1,013)	(1,239)	(1,709)
Amounts may not add due to rounding.

Royalty Pharma Press Release | November 4, 2026	4

Royalty Transactions
As of November 3, 2026, Royalty Pharma has announced new transactions of up to $1.9 billion, which reflects the entire amount of potential capital committed for new transactions, including potential future milestones. In the third quarter of 2026, the following transactions were announced:
•In September 2026, Royalty Pharma acquired a royalty interest in Zoryve from AstraZeneca for $100 million upfront. Zoryve, marketed by Arcutis Biotherapeutics, is a topical phosphodiesterase type 4 (PDE4) inhibitor approved for atopic dermatitis, seborrheic dermatitis and plaque psoriasis.
•In August 2026, Royalty Pharma acquired a royalty interest in Mimrylo, formerly known as rusfertide, from Zealand Pharma for $100 million, consisting of $50 million paid upfront and the remaining $50 million payable on the first anniversary of the closing. Marketed by Takeda, Mimrylo is a first-in-class therapy approved for polycythemia vera, a rare and chronic blood disorder.
•In July 2026, Royalty Pharma acquired a portion of Neurimmune AG’s royalty interest in AstraZeneca’s cliramitug for up to $425 million, including $125 million upfront. Cliramitug is a Phase 3 first-in-class transthyretin (TTR)-fibril-depleting antibody designed to remove amyloid deposits in patients with TTR amyloidosis with cardiomyopathy, a progressive, degenerative and fatal disease caused by misfolded proteins that accumulate in the heart.
The information in this section should be read together with Royalty Pharma’s reports and documents filed with the SEC at www.sec.gov and the reader is also encouraged to review all other press releases and information available in the Investors section of Royalty Pharma’s website at www.royaltypharma.com.
Key Developments Relating to the Portfolio
The key developments related to Royalty Pharma’s royalty interests are discussed below based on disclosures from the marketers of the products.

pelabresib	In October 2026, Novartis announced that the regulatory submission for pelabresib in myelofibrosis was completed in the European Union, based on the positive Phase 3 MANIFEST-2 study.
Rasonque (daraxonrasib)
In October 2026, Revolution Medicines announced that the European Medicines Agency’s Committee for Medicinal Products for Human Use (CHMP) had adopted a positive opinion of Rasonque for the treatment of adult patients with metastatic pancreatic adenocarcinoma who have received at least one prior systemic therapy.
In October 2026, Royalty Pharma funded the required first $250 million tranche of the up to $750 million senior secured term loans to Revolution Medicines. Additionally, Revolution Medicines elected not to exercise its option for the third royalty funding tranche (which was up to $250 million). Up to an additional $500 million may be available at Revolution Medicines’ option under each of the senior secured term loan and royalty funding agreement, based on the achievement of certain milestones.
In August 2026, Revolution Medicines announced that the U.S. Food and Drug Administration (FDA) approved Rasonque for the treatment of adults with metastatic pancreatic adenocarcinoma who have received at least one prior systemic therapy or who are not candidates for multiagent systemic therapy.

Niktimvo
In October 2026, Syndax Pharmaceuticals (Syndax) announced that the Phase 2 MAXPIRe trial of Niktimvo in idiopathic pulmonary fibrosis (IPF) did not meet its primary endpoint. Syndax does not plan to move forward with further development in IPF. The results do not affect ongoing trials of Niktimvo in other indications.

Weltruza (TEV-’749)
In October 2026, Teva Pharmaceuticals (Teva) announced that the FDA approved Weltruza for extended-release injectable suspension, a new, once-monthly, subcutaneous long-acting injectable (LAI) for the treatment of schizophrenia in adults.

trontinemab	In September 2026, Roche announced that Phase 3 studies of trontinemab in early Alzheimer’s disease have fully enrolled, with data expected in the first half of 2028.
Imdelltra
In September 2026, Amgen announced positive results from the Phase 3 DeLLphi-305 study of Imdelltra in combination with Imfinzi as first-line maintenance treatment for extensive-stage small cell lung cancer. The study met its primary endpoint at a pre-specified interim analysis, demonstrating a statistically significant and clinically meaningful improvement in overall survival, and also met secondary endpoints of progression-free survival and objective response rate.

Royalty Pharma Press Release | November 4, 2026	5

deucrictibant
In September 2026, Pharvaris announced positive results from the CHAPTER-3 pivotal Phase 3 study evaluating deucrictibant extended-release for the prevention of hereditary angioedema (HAE) attacks. The primary endpoint and all secondary efficacy endpoints were met with statistical significance.
In July 2026, Pharvaris announced that the FDA accepted its New Drug Application (NDA) for deucrictibant immediate-release for the on-demand treatment of HAE attacks and assigned a Prescription Drug User Fee Act (PDUFA) date of April 23, 2027.

pelacarsen
In September 2026, Novartis announced that the Phase 3 Lp(a)HORIZON trial of pelacarsen did not meet its primary endpoint of reducing the risk of cardiovascular events in the overall study population compared to placebo. In the third quarter of 2026, Royalty Pharma recorded a non-cash impairment charge of $150 million related to pelacarsen.

TEV-’408
In September 2026, Teva announced positive topline results from an ongoing Phase 2a study of TEV-’408, an anti-IL-15 antibody, in adults with celiac disease. The study met its primary endpoint, demonstrating statistically significant and clinically meaningful prevention of gluten-induced intestinal damage versus placebo at week 8, and was well tolerated, with no safety signals observed to date.
In July 2026, Teva announced plans to advance TEV-’408 into a Phase 2b study in patients with non-segmental vitiligo, following positive Phase 1b results.

Mimrylo (rusfertide)	In August 2026, Takeda announced that the FDA approved Mimrylo, a hepcidin mimetic peptide, for the treatment of erythrocytosis in adults with polycythemia vera.
Ziihera
In August 2026, Jazz Pharmaceuticals announced that the FDA approved Ziihera in combination with chemotherapy, with or without tislelizumab, for the first-line treatment of adults with metastatic human epidermal growth factor receptor 2 (HER2)-positive gastroesophageal adenocarcinoma.

Trodelvy	In August 2026, Gilead announced that the European Commission approved Trodelvy in combination with Keytruda as a first-line treatment for PD-L1-positive metastatic triple-negative breast cancer.
ecopipam
In August 2026, Teva announced that the FDA accepted its NDA for ecopipam for the treatment of pediatric Tourette syndrome and granted the application Priority Review with a PDUFA date late in the first quarter of 2027.

obexelimab
In August 2026, Zenas BioPharma announced that the FDA accepted for review its Biologics License Application for obexelimab for the treatment of immunoglobulin G4-related disease (IgG4-RD) and assigned a PDUFA target action date of May 27, 2027.

Jideytro (zidesamtinib) and neladalkib
In July 2026, GSK announced that the FDA approved Jideytro, a ROS proto-oncogene 1 (ROS1)-selective inhibitor, for the treatment of adult patients with metastatic ROS1-positive non-small cell lung cancer who have received a prior ROS1 kinase inhibitor.
In July 2026, GSK announced that it completed the acquisition of Nuvalent for approximately $10.6 billion, including Jideytro and neladalkib, two highly selective ROS1 and anaplastic lymphoma kinase inhibitors for the treatment of non-small cell lung cancer.

Financial Results Call
Royalty Pharma will host a conference call and simultaneous webcast to discuss its third quarter of 2026 results today at 8:00 a.m. Eastern Time. Please visit the “Investors” page of the company’s website at https://www.royaltypharma.com/investors/events to obtain conference call information and to view the live webcast. A replay of the conference call and webcast will be archived on the company’s website for at least 30 days.
About Royalty Pharma plc
Founded in 1996, Royalty Pharma is the largest buyer of biopharmaceutical royalties and a leading funder of innovation across the biopharmaceutical industry, collaborating with innovators from academic institutions, research hospitals and non-profits through small and mid-cap biotechnology companies to leading global pharmaceutical companies. Royalty Pharma has assembled a portfolio of royalties which entitles it to payments based directly on the top-line sales of many of the industry’s leading therapies. Royalty Pharma’s current portfolio includes royalties on more than 35 commercial products, including Vertex’s Trikafta and Alyftrek, GSK’s Trelegy, Biogen’s Tysabri and Spinraza, Roche’s Evrysdi, Astellas and Pfizer’s Xtandi, Johnson & Johnson’s Tremfya, AbbVie and Johnson & Johnson’s Imbruvica, Servier’s Voranigo, Gilead’s Trodelvy, Amgen’s Imdelltra and Alnylam’s Amvuttra, among others, and 16 development-stage product candidates.

Royalty Pharma Press Release | November 4, 2026	6

Forward-Looking Statements
The information set forth herein does not purport to be complete or to contain all of the information you may desire. Statements contained herein are made as of the date of this document unless stated otherwise, and neither the delivery of this document at any time, nor any sale of securities, shall under any circumstances create an implication that the information contained herein is correct as of any time after such date or that information will be updated or revised to reflect information that subsequently becomes available or changes occurring after the date hereof.
This document contains statements that constitute “forward-looking statements” as that term is defined in the United States Private Securities Litigation Reform Act of 1995, including statements that express the company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Examples include discussion of Royalty Pharma’s strategies, financing plans, growth opportunities, market growth and plans for capital deployment, plus the benefits of the internalization transaction, including expected accretion, enhanced alignment with shareholders, increased investment returns, expectations regarding management continuity, transparency and governance, and the benefits of simplification to its structure. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or similar expressions. Forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to the company. However, these forward-looking statements are not a guarantee of Royalty Pharma’s performance, and you should not place undue reliance on such statements. Forward-looking statements are subject to many risks, uncertainties and other variable circumstances, and other factors. Such risks and uncertainties may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements. Many of these risks are outside of the company’s control and could cause its actual results to differ materially from those it thought would occur. The forward-looking statements included in this document are made only as of the date hereof. The company does not undertake, and specifically declines, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law.
Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and the company’s own internal estimates and research. While the company believes these third-party sources to be reliable as of the date of this document, it has not independently verified, and makes no representation as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources. In addition, all of the market data included in this document involves a number of assumptions and limitations, and there can be no guarantee as to the accuracy or reliability of such assumptions. Finally, while the company believes its own internal research is reliable, such research has not been verified by any independent source.
For further information, please reference Royalty Pharma’s reports and documents filed with the U.S. Securities and Exchange Commission (“SEC”) by visiting EDGAR on the SEC’s website at www.sec.gov.
Portfolio Receipts
Portfolio Receipts is a key performance metric that represents Royalty Pharma’s ability to generate cash from Royalty Pharma’s portfolio investments, the primary source of capital that is deployed to make new portfolio investments. Portfolio Receipts is defined as the sum of Royalty Receipts and Milestones and other contractual receipts. Royalty Receipts includes variable payments based on sales of products, net of contractual payments to the legacy non-controlling interests, that are attributed to Royalty Pharma.
Milestones and other contractual receipts include sales-based or regulatory milestone payments and other fixed contractual receipts, net of contractual payments to legacy non-controlling interests, that are attributed to Royalty Pharma. Portfolio Receipts does not include royalty receipts and milestones and other contractual receipts that were received on an accelerated basis under the terms of the agreement governing the receipt or payment. Portfolio Receipts also does not include proceeds from equity securities or proceeds from purchases and sales of marketable securities, both of which are not central to Royalty Pharma’s fundamental business strategy. 2025 Portfolio Receipts does not include the $511 million of proceeds from the sale of the MorphoSys Development Funding Bonds, as the transaction was treated as an asset sale.
Portfolio Receipts is calculated as the sum of the following line items from Royalty Pharma’s GAAP condensed consolidated statements of cash flows: Cash collections from financial royalty assets, Cash collections from intangible royalty assets, Other royalty cash collections, Proceeds from available for sale debt securities and Distributions from equity method investees less Distributions to legacy non-controlling interests - Portfolio Receipts, which represent contractual distributions of Royalty Receipts, milestones and other contractual receipts to the Legacy Investors Partnerships.

Royalty Pharma Press Release | November 4, 2026	7

Use of Non-GAAP Measures
Adjusted EBITDA and Portfolio Cash Flow are non-GAAP liquidity measures that exclude the impact of certain items and therefore have not been calculated in accordance with GAAP. Management believes that Adjusted EBITDA and Portfolio Cash Flow are important non-GAAP measures used to analyze liquidity because they are key components of certain material covenants contained within Royalty Pharma’s credit agreement. Royalty Pharma cautions readers that amounts presented in accordance with the definitions of Adjusted EBITDA and Portfolio Cash Flow may not be the same as similar measures used by other companies or analysts. These non-GAAP liquidity measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for the analysis of Royalty Pharma’s results as reported under GAAP.
The definitions of Adjusted EBITDA and Portfolio Cash Flow used by Royalty Pharma are the same as the definitions in the credit agreement. Noncompliance with the interest coverage ratio, leverage ratio and Portfolio Cash Flow ratio covenants under the credit agreement could result in lenders requiring the company to immediately repay all amounts borrowed. If Royalty Pharma cannot satisfy these covenants, it would be prohibited under the credit agreement from engaging in certain activities, such as incurring additional indebtedness, paying dividends, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA and Portfolio Cash Flow are critical to the assessment of Royalty Pharma’s liquidity.
Adjusted EBITDA and Portfolio Cash Flow are used by management as key liquidity measures in the evaluation of the company’s ability to generate cash from operations. Management uses Adjusted EBITDA and Portfolio Cash Flow when considering available cash, including for decision-making purposes related to funding of acquisitions, debt repayments, dividends and other discretionary investments. Further, these non-GAAP liquidity measures help management, the audit committee and investors evaluate the company’s ability to generate liquidity from operating activities.
The company has provided reconciliations of these non-GAAP liquidity measures to the most directly comparable GAAP financial measure, being net cash provided by operating activities in Table 4.
Royalty Pharma Investor Relations and Communications
+1 (212) 883-6772
ir@royaltypharma.com

Royalty Pharma Press Release | November 4, 2026	8

Royalty Pharma plc
Condensed Consolidated Statements of Operations(7) (unaudited)
Table 1

	Three Months Ended September 30,
($ in millions)	2026	2025
Income and other revenues
Income from financial royalty assets	648	579
Other royalty income and revenues	42	30
Total income and other revenues	690	609
Operating (income)/expense
Provision for changes in expected cash flows from financial royalty assets	(88)	12
Provision for credit losses on unfunded commitments	4	1
Research and development funding expense	63	51
General and administrative expenses (includes 105 and 73 of share-based compensation expense for the three months ended September 30, 2026 and 2025, respectively)	150	119
Financial royalty asset impairment	150	—
Total operating expense, net	279	182
Operating income	411	427
Other (income)/expense
Equity in earnings of equity method investees	(9)	(16)
Interest expense	90	80
Other expense/(income), net	63	(77)
Total other expense/(income), net	144	(13)
Consolidated net income before tax	267	440
Income tax expense	—	—
Consolidated net income	267	440
Net income attributable to non-controlling interests	122	156
Net income attributable to Royalty Pharma plc	145	284
Amounts may not add due to rounding.

Royalty Pharma Press Release | November 4, 2026	9

Royalty Pharma plc
Selected Balance Sheet Data (unaudited)
Table 2

($ in millions)	As of September 30, 2026	As of December 31, 2025
Cash and cash equivalents	514	619
Total current and non-current financial royalty assets, net	17,079	17,063
Total assets	19,461	19,621
Current portion of long-term debt	997	380
Long-term debt, net of current portion	7,591	8,571
Total liabilities	9,666	9,906
Total shareholders’ equity	9,795	9,715

Royalty Pharma Press Release | November 4, 2026	10

Royalty Pharma plc
Condensed Consolidated Statements of Cash Flows (unaudited)
Table 3

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	2026	2025	2026	2025
Cash flows from operating activities:
Cash collections from financial royalty assets	930	882	2,660	2,439
Cash collections from intangible royalty assets	0	0	4	1
Other royalty cash collections	38	29	104	85
Distributions from equity method investees	8	—	33	13
Interest received	6	7	18	28
Development-stage funding payments	(70)	(51)	(193)	(402)
Payments for operating and professional costs	(50)	(34)	(123)	(230)
Payments for Employee EPAs	(3)	(2)	(18)	(2)
Interest paid	(173)	(130)	(352)	(270)
Net cash provided by operating activities	686	703	2,133	1,663
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(0)	—	(74)
Distributions from equity method investees	1	1	30	100
Purchases of equity securities	—	—	(28)	(4)
Proceeds from equity securities	—	—	36	—
Purchases of available for sale debt securities	—	—	—	(75)
Proceeds from available for sale debt securities	6	3	14	18
Proceeds from sales of available for sale debt securities	—	—	—	511
Acquisitions of financial royalty assets	(279)	(962)	(982)	(964)
Milestone payments	(13)	—	(63)	(269)
Other	(0)	—	(1)	(9)
Net cash used in investing activities	(286)	(958)	(993)	(766)
Cash flows from financing activities:
Distributions to legacy non-controlling interests - Portfolio Receipts	(93)	(102)	(257)	(276)
Distributions to continuing non-controlling interests	(33)	(34)	(108)	(127)
Dividends to shareholders	(105)	(95)	(315)	(284)
Repurchases of Class A ordinary shares	(86)	(146)	(181)	(1,147)
Contributions from legacy non-controlling interests - R&D	—	(0)	—	0
Contributions from non-controlling interests - other	—	0	—	6
Proceeds from revolving credit facility	50	1,275	50	1,275
Repayment of revolving credit facility	(50)	(1,275)	(50)	(1,275)
Repayment of long-term debt	(380)	(1,000)	(380)	(1,000)
Proceeds from issuance of long-term debt, net of discount	—	1,954	—	1,954
Debt issuance costs and other	0	(14)	(2)	(14)
Other	(1)	—	(2)	—
Net cash (used in)/provided by financing activities	(699)	563	(1,245)	(886)
Net change in cash and cash equivalents	(298)	307	(105)	10
Cash and cash equivalents, beginning of period	812	632	619	929
Cash and cash equivalents, end of period	514	939	514	939
EPAs: Equity Performance Awards. Amounts may not add due to rounding.

Royalty Pharma Press Release | November 4, 2026	11

Royalty Pharma plc
GAAP to Non-GAAP Reconciliation (unaudited)
Table 4

	Three Months Ended September 30,
($ in millions)	2026	2025
Net cash provided by operating activities (GAAP)	686	703
Adjustments:
Proceeds from available for sale debt securities(6)	6	3
Distributions from equity method investees(6)	1	1
Interest paid, net(6)	167	123
Development-stage funding payments	70	51
Distributions to legacy non-controlling interests - Portfolio Receipts(6)	(93)	(102)
Payments for Employee EPAs	3	2
Adjusted EBITDA (non-GAAP)	840	779
Interest paid, net(6)	(167)	(123)
Portfolio Cash Flow (non-GAAP)	673	657
EPAs: Equity Performance Awards. Amounts may not add due to rounding.

Royalty Pharma Press Release | November 4, 2026	12

Royalty Pharma plc
Description of Approved Indications for Select Portfolio Therapies
Table 5

Cystic fibrosis franchise	Cystic fibrosis
Trelegy	Chronic obstructive pulmonary disease and asthma
Tremfya	Plaque psoriasis, psoriatic arthritis, ulcerative colitis and Crohn’s disease
Evrysdi	Spinal muscular atrophy
Tysabri	Relapsing forms of multiple sclerosis
Voranigo	Low-grade glioma
Xtandi	Prostate cancer
Imbruvica	Hematological malignancies and chronic graft versus host disease
Cabometyx/Cometriq	Kidney, liver and thyroid cancer
Imdelltra	Small cell lung cancer
Trodelvy	Breast cancer
Spinraza	Spinal muscular atrophy
Amvuttra	Transthyretin amyloidosis
Promacta	Chronic immune thrombocytopenia purpura and aplastic anemia

Royalty Pharma Press Release | November 4, 2026	13

Notes
(1)Portfolio Receipts is defined above in the section entitled “Portfolio Receipts.”
(2)Adjusted EBITDA is defined under the credit agreement as Portfolio Receipts minus payments for operating and professional costs. Operating and professional costs reflect Payments for operating and professional costs from the GAAP condensed consolidated statements of cash flows. See GAAP to Non-GAAP reconciliation in Table 4.
(3)Portfolio Cash Flow is defined under the credit agreement as Adjusted EBITDA minus interest paid or received, net. See GAAP to Non-GAAP reconciliation in Table 4. Portfolio Cash Flow reflects the cash generated by Royalty Pharma’s business that can be redeployed into value-enhancing royalty acquisitions, used to repay debt, returned to shareholders through dividends or share purchases or utilized for other discretionary investments.
(4)Capital Deployment is calculated as the summation of the following line items from Royalty Pharma’s GAAP condensed consolidated statements of cash flows: Investments in equity method investees, Purchases of available for sale debt securities, Acquisitions of financial royalty assets, Acquisitions of other financial assets, Milestone payments and Development-stage funding payments less Contributions from legacy non-controlling interests - R&D.
(5)Other products primarily include Royalty Receipts on the following products: Crysvita, Erleada, Farxiga/Onglyza, IDHIFA, Niktimvo, Nurtec ODT, Orladeyo, Prevymis, Skytrofa, Yorvipath and distributions from the Legacy SLP Interest, which is presented as Distributions from equity method investees on the GAAP condensed consolidated statements of cash flows.
(6)The table below shows the line item for each adjustment and the direct location for such line item on the GAAP condensed consolidated statements of cash flows.

Reconciling Adjustment	Statements of Cash Flows Classification
Interest paid, net	Operating activities (Interest paid less Interest received)
Distributions from equity method investees	Investing activities
Proceeds from available for sale debt securities	Investing activities
Distributions to legacy non-controlling interests - Portfolio Receipts	Financing activities
(7)The condensed consolidated statement of operations for 2025 has been recast to reflect the adoption of ASU 2025-07 by removing the gains previously recognized on derivative.

Royalty Pharma Press Release | November 4, 2026	14